SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”) is entered into as of February 27, 2015, between SIFCO Industries, Inc., an Ohio corporation (the “Company”), and James P. Woidke (“Executive”).
RECITALS
A.Executive has been employed by the Company as its President and Chief Operating Officer.
B.    Executive and the Company are parties to the Amended and Restated Change in Control and Severance Agreement dated April 27, 2010 (“Severance Agreement”).
C.    Executive and the Company are parties to a Confidentiality Agreement, an Agreement on Inventions and Patents, and an Employee Non‑Compete Agreement each dated April 4, 2006 (collectively, “Confidentiality, Inventions and Non‑Compete Agreements”).
D.    Executive and the Company have mutually agreed to terminate the employment relationship effective on February 28, 2015 (the “Termination Date”).
E.    Executive and the Company desire to provide for a smooth transition of Executive’s responsibilities and to resolve all issues regarding his employment with and separation from the Company. Accordingly, and without admitting any liability or wrongdoing whatsoever, they are entering into this Agreement.
In consideration of the promises and mutual agreements, provisions, and covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
AGREEMENTS
1.1Executive hereby acknowledges, covenants, and agrees:

(a)
That his employment with the Company as President and Chief Operating Officer will be terminated effective as of the Termination Date, and he hereby resigns from any and all other positions held with the Company and any affiliate thereof as of the Termination Date.

(b)
To release and discharge forever the Company and its: (i) affiliated companies and entities, (ii) present and former directors, shareholders, officers, employees, agents, and attorneys, (iii) predecessors, (iv) successors, (v) insurance carriers, and (vi) assigns (the Company and (i) through (vi) are sometimes hereinafter collectively referred to as the “Company and All Related Parties”), and each of them, from all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, suspected or unsuspected, manifest or latent, which Executive now owns or holds, has at any time heretofore owned or held or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the Effective Date of this Agreement, and without limiting the generality of the foregoing, from all claims, demands, and causes of action based on, relating to, or arising out of Executive’s status as a shareholder, or ownership of shares, in the Company, or Executive’s employment with the Company or any of its affiliates, compensation for such employment, or the termination of such employment relationship, including but not limited to claims for breach of contract, defamation, invasion of privacy, wrongful discharge, retaliatory discharge based on the asserted engagement of any type of protected activity, or whistleblowing including, without limitation, under the Sarbanes-Oxley Act, or those claims arising under the Americans With Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Ohio Revised Code Chapter 4112, Section 4113.52 of the Ohio Revised Code, and any other federal, state, or local laws prohibiting age, sex, race, national origin, disability, or any other forms of discrimination or sexual or other forms of harassment. The foregoing shall not release any rights under this Agreement or the obligation of the Company to indemnify or advance expenses, or the rights to indemnification or advancement of any expenses that Executive has, pursuant to any director and officer or other insurance policy the Company maintains or has maintained (including self-insurance), the General Corporation laws of the State of Ohio or other applicable state or jurisdiction or pursuant to the articles of incorporation or code of regulations of the Company.

(c)
That (i) he has made no assignment and will make no assignment of the claims, demands, causes of action, or other rights released herein; and (ii) other than for a claim brought by him challenging the validity of this Agreement under the Age Discrimination in Employment Act, he will not institute any legal proceedings or, absent an order from a court of competent jurisdiction, participate in any manner in any civil lawsuit based upon, arising out of, or relating to any claim, demand, cause of action, or other right released herein. In the event any such civil lawsuit is initiated by Executive or any assignee or successor of Executive, Executive agrees to repay to the Company all consideration paid by the Company under this Agreement upon the demand of the Company. Executive further agrees to indemnify and hold harmless the Company and All Related Parties against any loss or liability whatsoever, including but not limited to reasonable attorneys’ fees, caused by or incurred in any action before any court, which is brought by or on behalf of Executive or Executive’s successors in interest if such action arises out of, is based on, or is related to any claims, demands, causes of action, or other rights released herein. The foregoing shall not prohibit Executive from filing a charge of discrimination with the United States Equal Employment Opportunity Commission or the Ohio Civil Rights Commission, however,

Executive acknowledges and agrees that this Agreement waives and releases any right to individual relief at law or equity that Executive may otherwise have in connection with any proceeding arising out of any such charge of discrimination.

(d)
Executive hereby acknowledges and agrees that in the course of his employment with Company Executive has had access to certain proprietary and Confidential Information of the Company. Executive agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose such Confidential Information to others, and (iii) not to use the Confidential Information in any way. For purposes of this Agreement, Confidential Information shall include but not be limited to: business plans and strategies, marketing plans and strategies, customer lists, customer purchasing information, customer contact information, product design and development information, methods of operation, technical services, non-public financial information, business development plans and strategies, system analyses, quality control programs and information, computer programs, software and hardware configurations, information regarding the terms of the Company’s relationships with suppliers, pricing information, processes and techniques, creations, innovations, and any other information which the Company may reasonably treat or designate as confidential from time to time. The Company believes that all Confidential Information constitutes trade secret information under applicable law. Executive shall, however, maintain the confidentiality of all Confidential Information whether or not ultimately determined to be a trade secret.

(e)
To the best of his knowledge and belief, he has already reported to the Company any actions or inactions by the Company or any Related Parties that could constitute the basis for a claimed violation of any federal, state, or local law or regulation.

2.1    The Company hereby acknowledges and agrees that upon Executive’s prior execution and delivery of this Agreement to the Company, the Company shall, following the Effective Date (as defined in paragraph 3.7 of this Agreement):

(a)
Pay Executive, on the first regular payroll date, following the Effective Date, less all required federal, state, and local income and employment taxes and related deductions and withholdings, the following amounts:

i)    Severance pay in a lump sum amount equal to the sum of one and one-half (1.5) times Executive’s base salary in effect on the Termination Date (total amount of $525,000.00).
ii)    Severance pay in a lump sum amount equal to one and one-half (1.5) times Executive’s average annual incentive compensation during the prior three year period ($180,800.00).

iii)    A lump sum amount of $9,423.00 representing seven (7) days of vacation pay.

(b)
Pursuant to Section c of Exhibit A to the Severance Agreement, deliver to Executive, on March 9, 2015, 11,247 shares of Company stock, less all required federal, state, and local income and employment taxes and related deductions and withholdings, which such deductions and withholdings may be taken from the severance payment described in paragraph 2.1(a). Notwithstanding the foregoing, Executive may elect to have the required withholdings satisfied by having the Company withhold from the shares of Company stock otherwise issuable to him pursuant to this Section 2.1(b) a number of shares having a fair market value equal to the statutory minimum amount of such withholdings.

(c)
Provide, at its expense, executive outplacement services with Dise & Company for a period of twelve (12) months following the Termination Date. If Executive does not initiate participation in outplacement services within one month of the Termination Date, such services will not be available to him. Further, to the extent that Executive does not actively participate in such outplacement services at any point during the twelve (12) months, such services shall be discontinued.

2.2    Executive’s coverage under the Company’s dental, long term and short term disability, life, and any other insurance plans or policies in which Executive participated immediately prior to the Termination Date, as well as any such insurance obtained by Executive and reimbursed by the Company immediately prior to the Termination Date will continue at the Company’s expense until the earlier of (a) six (6) months following the Termination Date or (b) until Executive becomes eligible to participate in health insurance provided by a new employer, subject to Executive’s right to continue coverage under the Consolidated Omnibus Budget Reduction Act of 1986 (“COBRA”). The Company will provide any notices regarding the foregoing as required by law. The Company will provide COBRA coverage for Executive at the Company’s expense until the earlier of (a) eighteen (18) months or (b) until Executive becomes eligible to participate in health insurance provided by a new employer, if Executive properly elects such COBRA coverage. Notwithstanding the foregoing, the COBRA coverage under the Company’s plans will only be available to Executive for a maximum of eighteen (18) months, or such shorter period of time as required by applicable law.
2.3    Except as provided in paragraph 2.1(c) above, the Company and Executive acknowledge that Executive is forfeiting the Performance Shares pursuant to those certain Performance Shares Award Agreements between the Company and Executive dated as of November 13, 2013, January 28, 2014, and November 13, 2014.
2.4    The Company acknowledges that Executive has certain personal effects, which are his personal possessions and which Executive shall have a right to remove from the Company on or before the Termination Date. Executive and the Company will cooperate in good faith in the review of the Company’s files and documents to determine those items that Executive may retain. Executive’s retention of any such items shall be subject to his confidentiality and nondisclosure obligations under this Agreement and any nondisclosure agreement.
2.5    The Company agrees to provide Executive in advance with sufficient time for review (which shall be deemed to be no less than 24 hours by Email), any press release or filing to be made publicly, or with the Securities and Exchange Commission or the New York Stock

Exchange, which has as its subject the termination of Executive’s relationship with the Company; provided, however, the Company will need to only provide the portion of the press release or filing that deals with Executive.
2.6    The Company releases and forever discharges Executive, his heirs, attorneys, successors, and assigns, and each of them, from all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, suspected or unsuspected, manifest or latent, which the Company now holds, has at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the Effective Date of this Agreement.
2.7    That (i) the Company has made no assignment and will make no assignment of the claims, demands, causes of action, or other rights released herein; and (ii) it will not institute any legal proceedings or, absent an order from a court of competent jurisdiction, participate in any manner in any civil lawsuit based upon, arising out of, or relating to any claim, demand, cause of action, or other right released herein.
3.0    Executive shall fully cooperate with the Company in the transition of his duties and responsibilities by being reasonably available to answer questions and other inquiries by telephone.
3.1    Subject to paragraph 2.4 and except as set forth on Exhibit A, Executive covenants and represents that he has returned, or will return before the Effective Date of this Agreement, to the Company all of the Company’s property of any kind in his possession or the possession of his agents including, without limitation, all keys, credit cards, files, papers, documents, and devices for holding electronic information. Executive further agrees that he will not, without prior written consent of the Company, directly or indirectly, disclose, reveal, or communicate, or cause or allow to be disclosed, revealed, or communicated, to any third party any of the Company’s or its affiliates’ confidential matters, non-public information, proprietary information, or trade secrets.
3.2    All provisions of this Agreement will be binding on and inure to the benefit of the dependents, successors, heirs, executors, representatives, administrators, and assigns of Executive, and the Company and All Related Parties.
3.3    With the exception of the Confidentiality, Inventions and Non‑Compete Agreements, the Performance Shares Award Agreements, the conversion rights to any insurance benefits, the vested rights in the Company’s 401(k) Plan, and Executive’s COBRA rights, all of which shall remain in full force and effect, this Agreement constitutes the entire agreement among the parties and supersedes and extinguishes all prior negotiations and agreements among the parties. It is further agreed that, other than the payments and entitlements specifically referenced in this Agreement, all payments due Executive as a result of his employment, whether salary, severance, bonus, commission, stock options, membership interest, stock grant, or other payments, have been made and that Executive is due no other payments whatsoever, except those specifically provided for herein.
3.4    Executive and the Company further acknowledge and agree:

(a)
Neither Executive nor any of the individuals within the Company (including All Related Parties) with knowledge of this Agreement will make any statement or otherwise communicate, divulge, or disseminate any information regarding the events, discussions, or communications relating to or leading up to this Agreement, to any person or entity, other than the information set forth in the Company’s Form 8-K filing regarding Executive’s separation from employment and this Agreement, and any subsequent filings required under the rules of the Securities and Exchange Commission or the New York Stock Exchange. Nothing herein shall limit any communication that Executive may have with his legal advisor, nor by the Company with its legal advisor and independent registered audit firm, provided that Executive and the Company, as applicable, will cause them to comply with this paragraph 3.4(a). Furthermore, subject to the limitations in paragraph 3.1 of this Agreement, nothing shall limit Executive’s duty to respond to any request by the Company’s Board of Directors or a committee thereof, any attorney representing the Company, or in response to a lawfully issued subpoena from a court or agency of competent jurisdiction, provided that in the event Executive receives such a subpoena, he shall provide notice to the Company within two (2) days of receipt thereof to enable the Company to move to quash or otherwise limit such subpoena. Furthermore, Executive agrees not to oppose any action by the Company in connection with any such subpoena.

(b)
Executive will not, directly or indirectly, for the benefit of Executive or any third party, for a period of eighteen (18) months after the Termination Date (the “Restriction Period”), do any of the following:

(i)    solicit, hire, or otherwise engage the services of any person who then currently is, or who within the previous twelve (12) calendar months was, an employee, consultant, officer, or agent of the Company or any affiliate of the Company, or induce or attempt to induce a current customer or supplier of the Company, to cease doing business with the Company or any affiliate of the Company;
(ii)     solicit for the purpose of selling, sell to or otherwise provide any products or services competitive with the products and services of the Company or any affiliate of the Company to any person, firm or entity which was a customer or prospective customer of the Company or any affiliate of the Company, at any time within the previous twelve (12) calendar months, or advise or assist in any way any person or entity in such activity. As used herein, “prospective customer” means any potential customer of the

Company or any affiliate of the Company which Executive knew or reasonably should have known that the Company or any affiliate of the Company was actively soliciting (other than through a general campaign) or actively considered soliciting (other than through a general campaign) at any time within the previous twelve (12) calendar months; or
(iii)     divert or attempt to divert any business, customer, partner, or supplier of the Company or any affiliate of the Company to any competitor, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill and business reputation associated with the Company or any affiliate of the Company.
(c)    Executive and the Company agree they will not make any disparaging remarks about the other. Disparagement for purposes of this Agreement means to engage in any act or omission that would in either case subject Executive or the Company to public disrespect, scandal, or ridicule, or have a material adverse effect on their businesses, results of operations, financial conditions, reputations, or standing in the community.
(d)    For purposes of paragraphs 3.1 and 3.4 of this Agreement, Executive and the Company acknowledge that the term “Company” includes the Company and All Related Parties as defined in paragraph 1.1(b) of this Agreement.
(e)    Executive retains any and all rights that he may have as a shareholder of the Company under Ohio law, the Company’s Articles of Incorporation, or the Company’s Code of Regulations, except to the extent any such right is expressly waived, released, prohibited, or otherwise restricted by this Agreement.
3.5    Executive and the Company acknowledge that they understand the terms of this Agreement, that they have had the opportunity to review it with legal counsel of their own choosing, and that they are relying solely on the contents of this Agreement and are not relying on any other representation whatsoever as an inducement to enter into this Agreement.
3.6    This Agreement will be construed and enforced in accordance with the laws of the State of Ohio. This Agreement may not be varied, altered, modified, canceled, changed, or in any way amended, except by written agreement, signed by both parties.
3.7    Executive acknowledges that he is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date this Agreement is signed by him and that, unless so revoked by written notice to the Company, this Agreement will become effective as of the eighth day following the date he executes the Agreement (the “Effective Date”). Executive further acknowledges that the payments to him specified in this Agreement will be paid only after the expiration of such seven (7) day revocation period.

3.8    Executive and the Company further acknowledge that (a) they have read this Agreement, (b) the Company has offered Executive a period of twenty-one (21) days for Executive to consider whether to enter into this Agreement, and Executive has either considered this Agreement and its terms for that period of time or has knowingly and voluntarily waived his right to do so, (c) the Company has advised Executive in writing to consult with an attorney prior to his signing this Agreement, (d) they are each signing this Agreement voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of all claims, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever, and (e) nothing herein constitutes any admission of liability or wrongdoing on the part of Executive or the Company. The Company represents that it has the full authority to enter into this Agreement and that the terms and conditions are fully binding upon it.
3.9    Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Internal Revenue Code (“Code”). Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Section 409A:

(a)
A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, for purposes of any such provision of this Agreement, references herein to “termination,” “termination of employment,” or similar terms will mean “separation from service.”

(b)
The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(c)
To the extent any provisions of this Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, then the Company and Executive may, within any applicable time period provided under the Treasury Regulations issued under Code Section 409A, effect through mutual agreement the appropriate amendments to those provisions that are necessary to bring the provisions of this Agreement into compliance with Code Section 409A, provided such amendments shall not reduce the dollar amount of any such item of deferred compensation or adversely affect the vesting provisions applicable to such item, or otherwise reduce the present value of that item. If any legislation is enacted during the term of this

Agreement which imposes a dollar limit on deferred compensation, then Executive will cooperate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation, provided such restructuring shall not reduce the dollar amount of any such item, adversely affect the vesting provisions applicable to such item, or otherwise reduce the present value of that item.

(d)
Notwithstanding any provision to the contrary in this Agreement, if (i) the Company, in its good faith discretion, determines that any payments or benefits described in this Agreement would constitute non-exempt deferred compensation for purposes of Code Section 409A and (ii) Executive is a “specified employee” (within the meaning of Code Section 409A and the Treasury Regulations thereunder) at the time of his termination of employment, then such payments or benefits shall not be made or paid to the Executive prior to the earlier of (x) the expiration of the six (6) month period measured from the date of such “separation from service” or (y) the date of his death (the “Delay Period”). Upon the expiration of the Delay Period, all payments deferred pursuant to the foregoing shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them in this Agreement.

(e)	For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments.

(f)
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the Termination Date”), the actual date of payment within the specified period will be determined solely by the Company.

(g)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute non-exempt deferred compensation for purposes of Code Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

4.0.    NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States Express mail, postage prepaid, addressed as follows:

(a)	If the notice is to the Company:

SIFCO Industries, Inc. 970 East 64th Street Cleveland, OH 44103-1694 Attn: Chief Executive Officer

With a Copy to:

Benesch, Friedlander, Coplan & Aronoff, LLP 200 Public Square, Suite 2300 Cleveland, OH 44114-2378 Attn: Megan L. Mehalko, Esq.

(b)	If the notice is to the Executive:

Mr. James P. Woidke 31908 Woodside Circle Avon Lake, OH 44012
or to such other address as either party hereto may have furnished to the other in writing and in accordance herewith; except that notices of change of address shall be effective only upon receipt.
IN WITNESS WHEREOF, this Agreement has been executed by or on behalf of each of the parties hereto as of the date first written above.

/s/ James P. Woidke JAMES P. WOIDKE Date of Execution: 2/27/15	SIFCO INDUSTRIES, INC. By: /s/ Thomas R. Kubera Print Name Thomas R. Kubera and Title: Corporate Controller Date of Execution: 2/27/15

EXHIBIT A

Company owned items agreed to be retained by Executive:

•	Laptop

•	iPad

•	iPhone

The fair market value of these items will be included in Executive’s taxable income.